News from Xerox

Xerox CEO to Investors: Industry Leadership, Annuity Business, Strong Financial Position Deliver Shareholder Value

NEW YORK, May 4, 2010 – At its investor conference being held today, Xerox Corporation (NYSE: XRX) is addressing how its annuity-based business, strong operating cash flow and industry-leading technology and services are differentiating Xerox and creating more value for shareholders.

Xerox is now the world’s leading enterprise for business process and document management. With the acquisition of Affiliated Computer Services, Inc. (ACS), which closed on Feb. 5, Xerox expanded its portfolio to include business process and IT outsourcing. The company’s services business has doubled in size to $10 billion and Xerox’s annuity – or recurring revenue – is more than 80 percent of total revenue.

“Over the past few years, we have fundamentally changed our company. We prioritized investments in innovation to create the industry’s broadest portfolio of document technology. We significantly scaled our services business to boost our annuity and expand our market opportunities. We increased our distribution channels to bring the Xerox brand to more businesses of all sizes. And, we maintained a disciplined and diligent approach to driving efficiencies across the enterprise,” said Ursula Burns, Xerox chief executive officer. “As a result, we are competitively advantaged to continue winning in the marketplace. And, we are well positioned to continue delivering solid revenue growth, earnings expansion and increased operating cash.”

During the conference, Xerox will outline its financial profile for the next three years. For 2010, the company expects pro-forma revenue growth of 1 to 3 percent. Full-year GAAP earnings are expected to be 37 to 47 cents per share. Xerox expects to deliver full-year adjusted earnings per share at the high end of the company’s guidance of 75 to 85 cents per share. Cash from operations is expected to be $2.6 billion.

Xerox projects that, by 2011, full-year revenue will be approximately $24 billion, and is expected to grow to $25 billion in 2012. The company expects adjusted EPS to be 95 cents to $1.05 per share in 2011 and $1.10 to 1.20 per share in 2012.

Xerox is on track with revenue synergies from the ACS acquisition and cost-reduction activities. The company expects to deliver at least $100 million in profit synergies during year one, with upside potential to $150 million. By year three, Xerox expects profit synergies will ramp to more than $375 million.

Exhibit 99.1

Xerox Corporation

45 Glover Avenue

P.O. Box 4505

Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox will also update investors on strategic growth initiatives including:

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Building Value Through Services – This month, Xerox will add mobile print capabilities to its market-leading Enterprise Print Services platform. Developed closely with customers such as Procter & Gamble Company, mobile print allows workers to print directly from their SmartPhones without downloading software, mapping to a printer or booting up a laptop.

In the first quarter, revenue from business process outsourcing grew 8 percent on a pro-forma basis. Now a Xerox company, ACS recently signed a ten-year, $1.6 billion contract to manage the state of California’s Medicaid Management Information System (MMIS). ACS will use Web-based applications and data analytics to improve healthcare provider administration for California’s Medicaid program. The online portal will allow providers to submit and check claims, determine beneficiary eligibility, enroll in pharmacy programs, prevent fraud and generate referrals for patients.

Accelerating Color Transition – Xerox color devices print the highest volume of pages in the industry. Color printing grew 11 percent in the first quarter of 2010. Adding to the world’s strongest color printing portfolio, Xerox introduced 17 new color products in 2009 including the ColorQube 9200™ Series solid ink multifunction printer. CityCenter, an urban metropolis of hotels and residences, dining and shopping on the Las Vegas Strip, recently installed 37 ColorQube 9200s to meet sustainability goals. ColorQubes generate 90 percent less supplies waste and 10 percent fewer greenhouse gases, and use 9 percent less lifecycle energy than comparable laser printers.

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Advancing Customized Digital Printing – Industry forecasts show digital color page volume in North America accelerating. That growth is illustrated through Cathedral Corporation’s use of Xerox’s 980 Color Continuous Feed System to address increased demand for personalized direct mail pieces. In addition, Xerox recently announced its Color 800/1000 Presses, an advanced system for the production of full-color personalized sales collateral, direct-marketing pieces and photo products.

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Expanding Distribution – Since its 2007 acquisition of Global Imaging Systems, a large U.S. reseller of document technology, Xerox has continued to expand its distribution through multiple sales channels. Xerox has acquired 10 additional U.S.-based dealers and two European distributors. By broadening its technology to include more entry-level printers and multifunction systems and expanding its channels of distribution, Xerox significantly increased its presence in the small and mid-size business market, helping to fuel a 17 percent increase in total equipment installs during the first quarter of 2010.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 130,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

Carl.Langsenkamp@xerox.com

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Non GAAP Measures: This release refers to a non-GAAP financial measure described as “adjusted” EPS (earnings per share) for the full year 2010 guidance that excludes several discrete items. In addition, this release also discusses revenues on a pro-forma basis, with ACS included in the company’s 2009 results for the comparable 2010 period. Refer to the APPENDIX entitled “Non-GAAP Financial Measures” for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business;

reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

APPENDIX: Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below.

Adjusted Earnings Measures To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust Earnings per share (“EPS”) guidance for the full-year 2010, 2011 and 2012 determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects:

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Restructuring and asset impairment charges (including those incurred by Fuji Xerox): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

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Acquisition-related costs: We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition-related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these costs on our total operating expenses.

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Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

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Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of these items on our results of operations for the period – 1) Venezuela devaluation and 2) Medicare subsidy tax law change (income tax effect only).

Pro-forma Basis

To better understand the trends in our business, we discuss our 2010 revenues by comparing them against adjusted 2009 revenues which include ACS historical revenues for the comparable period. ACS is included in our 2010 revenues since the date of acquisition February 5, 2010 through March 31, 2010. Accordingly, we have included ACS’s 2009 estimated revenues for the comparable period February 6, 2009 through March 31, 2009 in our reported 2009 revenues. We refer to comparisons against these adjusted 2009 revenues as “pro-forma” basis comparisons. ACS 2009 historical revenues have been adjusted to reflect adjustments for deferred revenue and certain non-recurring product sales. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the ACS acquisition. We believe the pro-forma basis comparisons allow investors to have better understanding and additional perspective of the expected trends in our business as well as the impact of the ACS acquisition on the Company’s operations.

For 2010, the company expects revenue pro-forma growth of 1 to 3 percent and GAAP growth of 40 to 43 percent. In the first quarter, revenue from business process outsourcing grew 8 percent on a pro-forma basis. The percentage growth on a GAAP basis was not meaningful.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

	Earnings Per Share
	FY 2010	FY 2011	FY 2012
GAAP EPS	$0.37 - $ 0.47	(1)	(1)

Adjustments:
Xerox restructuring charge	0.15
Fuji Xerox restructuring charge	0.02
Acquisition related costs	0.04
Amortization of intangible assets	0.14
Venezuela devaluation	0.02
Medicare subsidy tax law change	0.01

	0.38

Adjusted EPS	$0.75 - $ 0.85	$ 0.95 - $ 1.05	$1.10 - $ 1.20

Estimated weighted avg shares (2)	1,360

(1)	GAAP EPS guidance for 2011 and 2012 is not determinable at this time.
(2)

Average shares exclude 27 million shares associated with the Series A convertible preferred stock because to include them would be anti-dilutive. However, the quarterly dividends of $6 million associated with the preferred stock have been taken into account in the EPS guidance range.